BAYFIRST FINANCIAL CORP.
ARTICLES OF AMENDMENT TO THE
ARTICLES OF INCORPORATION
CERTIFICATE OF THE DESIGNATION,
PREFERENCES, RIGHTS, AND LIMITATIONS OF
SERIES C CUMULATIVE CONVERTIBLE PREFERRED STOCK
The undersigned Chief Executive Officer of BayFirst Financial Corp., a corporation organized and in active status under the laws of the State of Florida, does hereby certify that the Board of Directors of the Corporation, in accordance with the Articles of Incorporation and Bylaws of the Corporation and Section 607.0602, Florida Statutes, adopted a resolution on September 7, 2023, creating a series of ten thousand (10,000) shares of preferred stock of the Corporation designated as “Series C Cumulative Convertible Preferred Stock,” with the following relative preferences, rights, and limitations. These Articles of Amendment were adopted by the Board of Directors of the Corporation and shareholder approval was not required. They are to become effective upon filing with the Florida Secretary of State, Division of Corporations.
As used herein, capitalized terms not otherwise defined herein shall have the meanings provided in Section 10.
SECTION 1. NUMBER OF SHARES; RANKING.
(a) The number of authorized Series C Preferred Shares is ten thousand (10,000) shares. No fractional Series C Preferred Shares shall be issued.
(b) Any Series C Preferred Shares which at any time have been converted, redeemed, or purchased by the Corporation shall, after conversion, redemption, or purchase, be returned to the status of authorized but undesignated and unissued Preferred Shares, until reclassified by the Board of Directors.
(c) The Series C Preferred Shares shall rank on a parity with shares of any other series of Preferred Shares as to the payment of dividends to which the shares are entitled and the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Corporation, unless the terms of such other Preferred Shares provide otherwise.
(d) The Series C Preferred Shares shall rank on a parity with shares of the Corporation’s Series A Preferred Stock and Series B Convertible Preferred Stock with respect to the payment of dividends to which the shares are entitled and the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Corporation.
(e) No holder of Series C Preferred Shares shall have, solely by reason of being a holder, any preemptive right; nor shall any holder have any other right to acquire, purchase, or subscribe for any Preferred Shares, Common Stock, or other securities of the Corporation which it may hereafter issue or sell solely by reason of being a holder, unless otherwise determined by the Board of Directors.
SECTION 2. DIVIDENDS.
(a) The holders of Series C Preferred Shares shall be entitled to receive quarterly cumulative cash dividends, when, as, and if authorized by the Board of Directors and declared by the Corporation. Dividends on the Series C Preferred Shares shall be paid out of funds legally available therefor, at the rate per annum equal to the Applicable Rate (or the Term Extension Rate), and no more, and shall be payable on the respective dates determined as set forth in Section 2(b). Dividends on Outstanding Series C Preferred Shares shall accumulate from the Original Issue Date.
(b) Dividends on the Series C Preferred Shares shall be payable quarterly when, as, and if authorized by the Board of Directors and declared by the Corporation beginning on the first Dividend Payment Date following the Original Issue Date and with respect to any Dividend Period thereafter on the Dividend Payment Date. Each dividend on Series C Preferred Shares shall be paid on the Dividend Payment Date therefor; and shall be paid to the holders as their names appear on the share ledger or share records of the Corporation at the close of business on the fifteenth (15th) day of the Dividend Period relating to such Dividend Payment Date (or if such day is not a Business Day, the next preceding Business Day). Dividends in arrears for any past Dividend Period may be declared and paid at any time, without reference to any regular Dividend Payment Date, to the holders as their names appear on the share ledger or share records of the Corporation on a date, not exceeding fifteen (15) days preceding the payment date thereof, as may be fixed by the Board of Directors. No interest will be payable in respect of any dividend payment or payments which may be in arrears.
(c) A “Term Extension” will commence on the day following the Term Redemption Date, if the full amount of any redemption price payable with respect to any redemption required hereunder shall not have been paid to the holders. A Term Extension shall end on the Business Day on which, by 12:00 noon, New York City time, any unpaid redemption price shall have been paid to the holder. For each day during the Term Extension, the Applicable Rate shall be increased to the Term Extension Rate.
(d) The amount of dividends per share payable on each Dividend Payment Date of each Dividend Period shall be computed by multiplying the Applicable Rate (or the Term Extension Rate) for such Dividend Period by a fraction, the numerator of which shall be ninety (90) and the denominator of which shall be three hundred sixty (360), multiplying the amount so obtained by the Liquidation Preference Amount, and rounding the amount so obtained to the nearest cent. Dividends payable on any Series C Preferred Shares for any period of less than a full quarterly Dividend Period, including in connection with the first Dividend Period or upon any conversion or redemption of such shares on any date other than on a Dividend Payment Date, shall be computed by multiplying the Applicable Rate (or the Term Extension Rate) for that period by a fraction, the numerator of which shall be the actual number of days in such period and the denominator of which shall be three hundred sixty (360), multiplying the amount so obtained by the Liquidation Preference Amount, and rounding the amount so obtained to the nearest cent.
(e) Any dividend payment made on Series C Preferred Shares shall first be credited against the earliest accumulated but unpaid dividends due with respect to such Series C Preferred Shares.
(f) For so long as the Series C Preferred Shares are Outstanding, except as contemplated herein, the Corporation will not declare, pay, or set apart for payment any dividend or other distribution (other than a dividend or distribution paid in shares of, or options, warrants, or rights to subscribe for or purchase, Common Shares or other shares of capital stock, if any, ranking junior to the Series C Preferred Shares as to dividends or upon liquidation) with respect to Common Shares or any other shares of the Corporation ranking junior to, or on parity with, the Series C Preferred Shares as to dividends or upon liquidation. The Corporation will not call for redemption, redeem, purchase or otherwise acquire for consideration any Common Shares or any other such junior shares (except by conversion into, or exchange for, shares of the Corporation ranking junior to the Series C Preferred Shares as to dividends and upon liquidation) or any such parity shares (except by conversion into or exchange for shares of the Corporation ranking junior to or on a parity with the Series C Preferred Shares as to dividends and upon liquidation) unless: (1) full cumulative dividends on the Series C Preferred Shares due on or prior to the date of the transaction have been declared and paid; and (2) the Corporation has redeemed the full number of Series C Preferred Shares required to be redeemed by any provision for mandatory redemption contained in Section 3(a) (without regard to the provisions of the Special Proviso).
SECTION 3. REDEMPTION.
(a) The Corporation shall redeem all Outstanding Series C Preferred Shares on the Term Redemption Date (subject to the Special Proviso). At any time after the third anniversary of the Original Issue Date, the Corporation shall have the right, but not the obligation, to redeem any portion of the Outstanding Series C Preferred Shares (“Optional Redemption”).
(b) In determining the Series C Preferred Shares to be redeemed in accordance with this Section 3, the Corporation shall allocate the number of shares to be redeemed pro rata among the holders of Series C Preferred Shares in proportion to the number of shares they hold or by such other method as the Corporation shall deem fair and equitable. The Corporation shall not effect any redemption, if the Corporation: (1) does not have funds legally available for the redemption of; or (2) is not legally permitted to redeem or is otherwise prohibited from redeeming pursuant to any other agreement or instrument relating to or evidencing indebtedness of the Corporation, the number of Series C Preferred Shares which would be required to be redeemed by the Corporation under this Section 3 if sufficient funds were available (the foregoing provisions of clauses (1) and (2) being referred to as the “Special Proviso”), the Corporation shall redeem those Series C Preferred Shares on the earliest practicable date on which the Corporation will have such funds available and is otherwise not prohibited from redeeming pursuant to any other agreement or instrument relating to or evidencing indebtedness of the Corporation or other applicable laws. Upon notice pursuant to Section 3(d) to record owners of the Series C Preferred Shares to be redeemed and the Corporation will pay to the holders funds sufficient to redeem the specified number of Series C Preferred Shares with respect to a redemption contemplated by Section 3(a), by 3:00 p.m., New York City time, on or prior to the Term Redemption Date or the Optional Redemption Date.
(c) On the Term Redemption Date or the Optional Redemption Date, the Corporation shall redeem the Outstanding Series C Preferred Shares to be redeemed at the Liquidation Preference Amount plus an amount equal to all accumulated dividends thereon (whether or not earned or declared but without interest) to the date payment of such distribution is made in full accumulated but unpaid dividends and distributions thereon (whether or not earned or declared by the Corporation, but excluding interest thereon).
(d) In the event of a redemption pursuant to Section 3(a), the Corporation shall deliver a Notice of Redemption, containing the information set forth below, to the holders of Series C Preferred Shares to be redeemed not more than 40 days prior to the Term Redemption Date or an Optional Redemption Date, as applicable. The Notice of Redemption will be addressed to the holders of Series C Preferred Shares at their addresses appearing on the share ledger or share records of the Corporation. Such Notice of Redemption will set forth: (1) the date fixed for redemption; (2) the number and identity of Series C Preferred Shares to be redeemed; (3) the redemption price, specifying the amount of accumulated dividends to be included therein; (4) that dividends on the shares to be redeemed will cease to accumulate on the Term Redemption Date or an Optional Redemption Date, as applicable; and (5) the provision of these terms of the Series C Preferred Shares under which redemption shall be made. No defect in the Notice of Redemption, or in the transmittal or mailing thereof, will affect the validity of the redemption proceedings, except as required by applicable law.
(e) Notwithstanding the provisions of Section 3(a), but subject to Section 6(b), no Series C Preferred Shares may be redeemed unless all dividends in arrears on the Outstanding Series C Preferred Shares and all shares of capital stock of the Corporation ranking on or above a parity with the Series C Preferred Shares with respect to payment of dividends or upon liquidation have been or are being contemporaneously paid or set aside for payment; provided, however, that the foregoing shall not prevent the purchase or acquisition of all Outstanding Series C Preferred Shares pursuant to the successful completion of an otherwise lawful purchase or exchange offer made on the same terms to, and accepted by, holders of all Outstanding Series C Preferred Shares.
(f) Upon payment to the holder of funds sufficient to redeem the number of Series C Preferred Shares designated for redemption on or prior to the Term Redemption Date or the Optional Redemption date, as applicable, dividends on such shares shall cease to accumulate and such shares shall no longer be deemed to be Outstanding for any purpose and all rights of the holders of the shares called for redemption shall terminate.
(g) To the extent that any redemption for which a Notice of Redemption has been given is not made by reason of the Special Proviso, such redemption shall be made as soon as practicable to the extent such funds become legally available or such redemption is no longer otherwise prohibited. Failure to redeem Series C Preferred Shares shall be deemed to exist when the Corporation shall have failed, for any reason whatsoever, to pay to the holders on or prior to the date fixed for redemption the redemption price with respect to any shares for which such Notice of Redemption has been given in accordance with Sections 3(a) and 3(b) hereof. Notwithstanding the fact that the Corporation may not have redeemed Series C Preferred Shares for which a Notice of Redemption has been given, dividends may be declared and paid on Series C Preferred Shares and shall include those Series C Preferred Shares for which Notice of Redemption has been given.
(h) Except for the provisions described above, nothing contained in these terms of the Series C Preferred Shares limits any right of the Corporation to purchase or otherwise acquire any Series C Preferred Shares at any price, whether higher or lower than the price that would be paid in connection with a mandatory or optional redemption, so long as, at the time of any such purchase, there is no arrearage in the payment of dividends on, or the mandatory or option redemption price with respect to, any Series C Preferred Shares for which Notice of Redemption has been given.
(i) In the case of any redemption pursuant to this Section 3, only whole Series C Preferred Shares shall be redeemed, and in the event that any provision of the Articles of Incorporation would require redemption of a fractional share, the Corporation shall be authorized to round up so that only whole shares are redeemed.
(j) Notwithstanding anything herein to the contrary, the Board of Directors may authorize, create, or issue any class or series of shares of capital stock, including other series of mandatory redeemable preferred shares, ranking on, above, or below a parity with the Series C Preferred Shares with respect to the payment of dividends or the distribution of assets upon dissolution, liquidation, or winding up of the affairs of the Corporation.

SECTION 4. CONVERSION.
(a) From and after the Original Issue Date, a holder of Series C Preferred Shares shall have the right, but not the obligation, to convert into fully paid and non assessable Common Shares any portion of the holder’s Outstanding Series C Preferred Shares (the “Conversion Right”), at a conversion ratio (the “Conversion Ratio”) equal to the quotient of: (i) the Liquidation Value divided by (ii) the tangible book value per share of the Common Stock, calculated on the basis of the Corporation’s financial statements (“Tangible Book Value”), as of the last day of the calendar quarter occurring prior to the date on which the holder exercises its Conversion Right; provided, however, that Tangible Book Value shall be adjusted to reflect a subsequent quarter end only on the last day of the month succeeding such quarter end.
(b) The holder of any Series C Preferred Shares may exercise its Conversion Right by surrendering for such purpose to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, a certificate or certificates representing the Series C Preferred Shares to be converted, duly endorsed to the Corporation in blank accompanied by a written notice stating that such holder elects to convert all or a specified whole number of such Series C Preferred Shares in accordance with the provisions of this Section 4(b). As promptly as practicable, and in any event within ten (10) Business Days after the surrender of such certificate or certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes (or the demonstration to the satisfaction of the Corporation that such taxes have been paid), the Corporation shall deliver or cause to be delivered: (i) certificates registered in the name of such holder representing the number of validly issued, fully paid, and nonassessable shares of Common Stock to which the holder of Series C Preferred Shares so converted shall be entitled; and (ii) if less than the full number of Series C Preferred Shares evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted. Such conversion shall be deemed to have been made at the close of business on the date of the later of receipt of such notice (or such later date as may be specified by the holder in such notice) and of such surrender of the certificate or certificates representing the Series C Preferred Shares to be converted so that the rights of the holder thereof as to the shares being converted shall cease except for the right to receive shares of Common Stock and any declared but unpaid dividends in accordance herewith, and the Person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.
(c) In case any Series C Preferred Shares are to be redeemed pursuant to Section 3, the Conversion Right shall cease and terminate as to such shares at the close of business on the second (2nd) Business Day preceding the date fixed for redemption, unless the Corporation shall default in the payment of the applicable redemption price, in which case such Conversion Right shall not cease as to any such Series C Preferred Shares unless and until the redemption price with respect to such share has been paid in full.
(d) Should the Corporation, at any time or from time to time after the Original Issue Date issue by reclassification of the shares of Common Stock any shares of capital stock of the Corporation, then the Conversion Ratio shall be adjusted. Such adjustment shall provide that the holder of any Series C Preferred Shares thereafter surrendered for conversion shall be entitled to receive the number of other securities of the Corporation which such holder would have owned or have been entitled to receive after the occurrence of the event described above had such Series C Preferred Shares been surrendered for conversion immediately prior to the occurrence of such event or the record date therefor, whichever is earlier. An adjustment made pursuant to this Section 4(d) shall become applicable at the close of business on the date upon which such corporate action becomes effective. Any such adjustments shall be made successively. Whenever is the

Corporation makes such an adjustment, the Corporation shall promptly mail to the holders of record of the Outstanding Series C Preferred Shares at their respective addresses as the same shall appear in the Corporation’s stock records a notice. Such a notice shall describe the new securities into which each Series C Preferred Share is convertible as a result of such adjustment, a brief statement of the facts requiring such adjustment, the computation thereof, and when such adjustment became effective.
(e) The Corporation shall at all times reserve and keep available, free from liens, charges and security interests and not subject to any preemptive rights, for issuance upon conversion of Series C Preferred Shares, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all Outstanding Series C Preferred Shares, and shall take all action required to increase the authorized number of shares of Common Stock if necessary to permit the conversion of all Outstanding Series C Preferred Shares.
SECTION 5. VOTING RIGHTS.
(a) Holders of Series C Preferred Shares shall have no voting rights, except as required by the FBCA. On such matters, each holder of Series C Preferred Shares shall be entitled to one vote for each Series C Preferred Share held on each such matter submitted to a vote of stockholders of the Corporation, and the holders of Outstanding Series C Preferred Shares shall vote as a separate class on all matters on which they are entitled to a vote.
(b) The foregoing voting provisions will not apply with respect to the Series C Preferred Shares if, at or prior to the time when a vote is required, such shares have been redeemed or converted.
SECTION 6. LIQUIDATION RIGHTS.
(a) Upon the dissolution, liquidation, or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of Series C Preferred Shares then Outstanding, together with holders of shares of any Preferred Shares then Outstanding ranking on parity with the Series C Preferred Shares upon dissolution, liquidation, or winding up, shall be entitled to receive and to be paid out of the assets of the Corporation (or the proceeds thereof) available for distribution to the holders of Series C Preferred Shares after satisfaction of claims of creditors of the Corporation and any distribution or payments due to holders of Preferred Shares higher in priority to the Series C Preferred Shares, but before any distribution or payment shall be made in respect of the Common Shares or with respect to Preferred Shares lower in priority to the Series C Preferred Shares, an amount equal to the liquidation preference with respect to such shares.
(b) The liquidation preference for Series C Preferred Shares shall be the Liquidation Preference Amount, plus an amount equal to all accumulated dividends thereon (whether or not earned or declared but without interest) to the date payment of such distribution is made in full. In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption, or otherwise, is permitted under the FBCA, amounts that would be needed, if the Corporation were to be dissolved at the time of distribution, to satisfy payment of the Liquidation Preference Amount shall not be added to the Corporation’s total liabilities.
(c) If, upon any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, the assets of the Corporation available for distribution among the holders of all Outstanding Preferred Shares on parity with the Series C Preferred Shares shall be insufficient to permit the payment in full to holders the amounts to which they are entitled, then the available assets shall be distributed among the holders of all such Outstanding Preferred Shares ratably in any distribution of assets according to the respective amounts which would be payable on all the shares if all amounts thereon were paid in full.
(d) Upon the dissolution, liquidation, or winding up of the affairs of the Corporation, whether voluntary or involuntary, until payment in full is made to the holders of Series C Preferred Shares of the liquidation distribution to which they are entitled: (1) no dividend or other distribution shall be made to the holders of Common Shares or any other class of shares of capital stock of the Corporation ranking junior to Series C Preferred Shares upon dissolution, liquidation or winding up; and (2) no purchase, redemption, or other acquisition for any consideration by the Corporation shall be made in respect of the Common Shares or any other class of shares of capital stock of the Corporation ranking junior to Series C Preferred Shares upon dissolution, liquidation, or winding up.
(e) A consolidation, reorganization, or merger of the Corporation with or into any other legal entity, or a sale or exchange of all or substantially all of the assets of the Corporation in consideration for the issuance of equity securities of another Corporation, trust or other legal entity shall not be deemed to be a liquidation, dissolution, or winding up, whether voluntary or involuntary, for the purposes of this Section 6.
(f) After the payment to the holders of Series C Preferred Shares of the full preferential amounts provided for in this Section 6, the holders of Series C Preferred Shares as such shall have no right or claim to any of the remaining assets of the Corporation.
(g) After the payment to the holders of the Series C Preferred Shares as provided for in this Section 6 shall have been made in full, and subject to the rights of the holders of shares of any series or class of stock ranking on a parity with Series C Preferred Shares with respect to the distribution of assets upon dissolution, liquidation, or winding up of the affairs of the Corporation, any series or class or classes of stock ranking junior to Series C Preferred Shares with respect to the distribution of assets upon dissolution, liquidation, or winding up of the affairs of the Corporation shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series C Preferred Shares shall not be entitled to share therein, subject to any respective terms and provisions (if any) applying thereto.
SECTION 7. NOTICE.
All notices and communications provided for hereunder shall be in accordance with these terms of the Series C Preferred Shares or by the FBCA for notices of stockholders’ meetings.
SECTION 8. WAIVER.
To the extent permitted by Florida law, holders of a majority of the Outstanding Series C Preferred Shares, acting collectively or voting separately from any other series, may by affirmative vote waive any provision hereof intended for their respective benefit in accordance with such procedures as may from time to time be established by the Board of Directors.
SECTION 9. TERMINATION.
If no Series C Preferred Shares are Outstanding, all rights and preferences of such shares established and designated hereunder shall cease and terminate, and all obligations of the Corporation under these terms of the Series C Preferred Shares, shall terminate.

SECTION 10. DEFINITIONS.
As used herein, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:
“Affiliate” means with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Corporation.
“Applicable Rate” means eleven percent (11.00%) per annum.
“Board of Directors” or “Board” means the Board of Directors of the Corporation or any duly authorized committee thereof as permitted by applicable law.
“Business Day” means any day other than a Saturday, a Sunday, or any day on which commercial banks in New York, New York, or St. Petersburg, Florida are required or authorized to be closed.
“Common Shares” means the shares of Common Stock, no par value, of the Corporation.
“Control” means the direct or indirect possession of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.
“Conversion Ratio” has the meaning set forth in Section 4(a).
“Corporation” means BayFirst Financial Corp., a Florida corporation.
“Dividend Payment Date” with respect to the Series C Preferred Shares means the first Business Day of the month next following each Dividend Period.
“Dividend Period” means the period commencing on the Original Issue Date and ending on the first to occur of the last day of March, June, September, or December, and thereafter, each subsequent period from but excluding a Dividend Payment Date and ending on and including the next following Dividend Payment Date.
“FBCA” means the Florida Business Corporation Act.
“Liquidation Preference Amount” means one thousand dollars ($1,000.00) per Series C Preferred Share.
“Optional Redemption” has the meaning set forth in Section 3(a) hereof.
“Optional Redemption Date” means the date set for an Optional Redemption as stated in a Notice of Redemption.

“Notice of Redemption” means any notice with respect to the redemption of Class B Preferred Shares pursuant to Section 3.
“Original Issue Date” means the date on which the Corporation issues to any Holder Series C Preferred Shares with respect to such Series C Preferred Shares.
“Outstanding” means as of any date, the shares of such series issued by the Corporation except, without duplication, any shares of such series canceled, converted, redeemed, or repurchased by the Corporation, or with respect to which the Corporation has given notice of redemption. Notwithstanding the foregoing: (A) for purposes of voting rights (including the determination of the number of shares required to constitute a quorum), any of the Class B Preferred Shares of which the Corporation or any Affiliate of the Corporation shall be the holder shall be disregarded and not deemed outstanding, and (B) for purposes of determining the Series C Preferred Shares outstanding, shares held by the Corporation shall be disregarded and not deemed outstanding, but shares held by any Affiliate of the Corporation shall be deemed outstanding.
“Person” means and includes an individual, a corporation, a partnership, a trust, a Corporation, an unincorporated association, a joint venture, or other entity, or any government, agency, or political subdivision thereof.
“Preferred Shares” means any shares of Corporation preferred stock, no par value.
“Series A Preferred Shares” means any shares of Series A Preferred Stock of the Corporation.
“Series B Preferred Shares” means any shares of Series B Convertible Preferred Stock of the Corporation.
“Series C Preferred Shares” means any shares of Series C Cumulative Convertible Preferred Stock of the Corporation.
“Special Proviso” shall have the meaning set forth in Section 3(b).
“Term Extension” has the meaning set forth in Section 2(c)(i) hereof.
“Term Extension Rate” means, with respect to the Series C Preferred Shares, for any calendar day, the Applicable Rate in effect on such day plus one percent (1.00%) per annum.
“Term Redemption Date” means the tenth (10th) anniversary of the Original Issue Date with respect to any Series C Preferred Shares issued on such Original Issue Date.

IN WITNESS WHEREOF, BayFirst Financial Corp. has caused this Certificate of the Designation, Preferences, Rights, and Limitations to be signed by Anthony N. Leo, its Chief Executive Officer, effective this 7th day of September, 2023.

BAY FIRST FINANCIAL CORP.

By: ___/s/ Anthony N. Leo_____________________
Anthony N. Leo
Chief Executive Officer